CHARLES W. LUTTER, JR.
                          ATTORNEY AND COUNSELOR AT LAW
                                 103 Canyon Oaks
                          San Antonio, Texas 78232-1305
                                 (210) 495-5438
                               Fax (210) 496-1631

                                December 29, 2007

Board of Trustees
Monteagle Funds
6550 Directors Parkway
Abilene, Texas 79606

Re:  Monteagle Funds - Legal Opinion and Consent

Dear Sirs:

You have requested my legal opinion and consent so that Monteagle Funds (the "Trust") may have a current legal opinion to complete Post-Effective Amendment No. 31 to the Trust's Registration Statement on Form N-1A.

In this regard, I note that the Trust's name was changed to Monteagle Funds from Memorial Funds upon closing of a July 14, 2006 reorganization.

I have considered, among other things, the Trust's Registration Statement, the Trust instrument, the opinions of prior counsel to the Trust previously filed as exhibits to the Trust's Registration Statement, copies of actions of the Board of Trustees as furnished by the Trust, and such other documents and records as deemed necessary for the purpose of this opinion.

Based on my review, I am of the opinion that the shares of beneficial interest in the Monteagle Informed Investor Growth Fund series of the Trust are duly authorized and when purchased and paid for as described in the Trust's Registration Statement, will be validly issued, fully paid and non-assessable.

I am delivering this letter to the Trust and no person other than the Trust may rely on it.

I hereby consent to the filing of this opinion of counsel as an exhibit to the Post-Effective Amendment to the Trust's Registration Statement on Form N-1A (SEC File Nos. 811-8529 and 333-41461).

Sincerely,

/S/

Charles W. Lutter, Jr.